As filed with the Securities and Exchange Commission on January 16, 2009.
Registration No. 333-
_____________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
________________________________

CITIZENS FIRST CORPORATION
(Exact name of registrant as specified in its charter)
________________________________

Kentucky                                                                                                                                                                          61--0912615
(State or other jurisdiction of incorporation or organization)                                                                                                           (I.R.S. Employer Identification Number)

1065 Ashley Street, Suite 200
Bowling Green, Kentucky 42103
(270) 393-0700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
________________________________

Mary D. Cohron
President and Chief Executive Officer
Citizens First Corporation
1065 Ashley Street, Suite 200
Bowling Green, Kentucky 42103
(270) 393-0700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________________________

Copy to:
Caryn F. Price
Wyatt, Tarrant & Combs, LLP
500 W. Jefferson Street, Suite 2800
Louisville, Kentucky 40202
(502) 589-5235
________________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer   ☐    Accelerated filer   ☐   Non-accelerated filer  ☐ Smaller reporting company   ☒

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value	250	$35,116	$8,779,000	$345.02
Warrant to Purchase Common Stock, and underlying shares of Common Stock, no par value	254,218(2)	$5.18	$1,316,849(3)	$51.75
Total:			$10,095,849	$396.77

(1) Calculated in accordance with Rule 457(a).

(2) In addition to the Fixed Rate Cumulative Perpetual Preferred Stock, there are being registered hereunder (a) a warrant for the purchase of 254,218 shares of common stock with an initial per share exercise price of $ 5.18 per share, (b) the 254,218 shares of common stock issuable upon exercise of such warrant and (c) and such additional number of shares of common stock, of a currently undeterminable amount, as may from time to time become issuable by reasons of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(3) Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $5.18.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders named in this prospectus may sell any of the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities described herein and we and the selling shareholders named in this prospectus are not soliciting offers to buy the securities described herein in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 16, 2009

PROSPECTUS

CITIZENS FIRST CORPORATION

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

WARRANT TO PURCHASE 254,218 SHARES OF COMMON STOCK

254,218 SHARES OF COMMON STOCK

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or the Series A preferred stock, a warrant to purchase 254,218 shares of common stock, or the warrant, and any shares of common stock issuable from time to time upon exercise of the warrant. In this prospectus, we refer to the shares of Series A preferred stock, the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities. The Series A preferred stock and the warrant were originally issued by us pursuant to the Letter Agreement dated December 19, 2008, and the related Securities Purchase Agreement – Standard Terms, between us and the United States Department of the Treasury, which we refer to as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

The Series A preferred stock is not listed on an exchange, and, unless requested by the initial selling securityholder, we do not intend to list the Series A preferred stock on any exchange.

Our common stock is listed on the Nasdaq Global Market under the symbol "CZFC".  The last reported sale price of our common stock on the Nasdaq Global Market was $4.10  per share on January 13, 2009.  You are urged to obtain current market quotations of the common stock.

Investing in our securities involves a high degree of risk.  See "Risk Factors" beginning on page 4.

Our principal executive offices are located at 1065 Ashley Street, Suite 200, Bowling Green, Kentucky 42103, and our telephone number is (270) 393-0700.

________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.  The securities are not savings accounts, deposits or obligations of any bank and are not insured by the FDIC or any other governmental agency.

The date of this prospectus is _______ __, 2009.

TABLE OF CONTENTS
Page

ABOUT THIS PROSPECTUS	3
FORWARD-LOOKING STATEMENTS	3
RISK FACTORS	4
USE OF PROCEEDS	14
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS	14
DESCRIPTION OF SERIES A PREFERRED STOCK	14
DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK	19
DESCRIPTION OF COMMON STOCK	20
PLAN OF DISTRIBUTION	21
SELLING SECURITYHOLDERS	23
LEGAL MATTERS	23
EXPERTS	23
WHERE YOU CAN FIND MORE INFORMATION	24

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling securityholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.

In this prospectus, “Citizens First,” “we,” “our,” “ours,” and “us” refer to Citizens First Corporation, which is a bank holding company headquartered in Bowling Green, Kentucky, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to “Citizens First Bank” or “the Bank” mean Citizens First Bank, which is our bank subsidiary.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements that are considered “forward looking statements” within the meaning of United States securities laws. In addition, Citizens First and its management may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” and “goal” or similar statements or variations of such terms.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt and other financial markets, as well as factors specific to Citizens First and its subsidiary Citizens First Bank.

Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this prospectus or disclosed in our other SEC filings. Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the time this prospectus is filed with the SEC. Citizens First undertakes no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the time it is filed with the SEC. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate Citizens First. Any investor in Citizens First should consider all risks and uncertainties disclosed under the heading “Risk Factors” and in our SEC filings described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov.

RISK FACTORS

An investment in our securities is subject to certain risks. You should carefully review the following risk factors and other information contained in this prospectus and the documents incorporated by reference, before deciding whether an investment in our securities is suited to your particular circumstances.  The risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that event, the value of our securities could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements.

Risks Relating to Citizens First

Difficult market conditions and economic trends have adversely affected our industry and our business.

Negative developments beginning in the latter half of 2007 and throughout 2008 in the sub-prime mortgage market and the securitization markets for such loans, together with substantial volatility in oil prices and other factors, have resulted in uncertainty in the financial markets in general and a related general economic downturn, continuing into 2009.  Dramatic declines in the housing market, with decreasing home prices and increasing delinquencies and foreclosures, have negatively impacted the credit performance of mortgage and construction loans and resulted in significant write-downs of assets by many financial institutions.  In addition, the values of real estate collateral supporting many loans have declined and may continue to decline. General downward economic trends, reduced availability of commercial credit and increasing unemployment have negatively impacted the credit performance of commercial and consumer credit, resulting in additional write-downs.  Concerns over the stability of the financial markets and the economy have resulted in decreased lending by financial institutions to their customers and to each other.  This market turmoil and tightening of credit has led to increased commercial and consumer deficiencies, lack of customer confidence, increased market volatility and widespread reduction in general business activity. Competition among depository institutions for deposits has increased significantly. Financial institutions have experienced decreased access to deposits or borrowings.  The resulting economic pressure on consumers and businesses and the lack of confidence in the financial markets may adversely affect our business, financial condition, results of operations and stock price.

Our ability to assess the creditworthiness of customers and to estimate the losses inherent in our credit exposure is made more complex by these difficult market and economic conditions.  As a result of the foregoing factors, there is a potential for new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and bank regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in examinations.   This increased government action may increase our costs and limit our ability to pursue certain business opportunities.  We also may be required to pay even higher Federal Deposit Insurance Corporation (“FDIC”) premiums than the recently increased level, because financial institution failures resulting from the depressed market conditions have depleted and may continue to deplete the deposit insurance fund and reduce its ratio of reserves to insured deposits.

A worsening of these conditions would likely exacerbate the adverse effects of these difficult market and economic conditions on us, our customers and the other financial institutions in our market.  As a result, we may experience increases in foreclosures, delinquencies and customer bankruptcies, as well as more restricted access to funds.

Recent legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. banking system.

The recently enacted Emergency Economic Stabilization Act of 2008 (the “EESA”) authorizes Treasury to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies, under a troubled asset relief program, or “TARP.”  The purpose of TARP is to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other.  The Treasury has allocated $250 billion towards the TARP Capital Purchase Program.  Under the TARP Capital Purchase Program, Treasury is purchasing equity securities from participating institutions.  The Series A preferred stock and warrant offered by this prospectus were issued by us to Treasury pursuant to the TARP Capital Purchase Program. The EESA also increased federal deposit insurance on most deposit accounts from $100,000 to $250,000.  This increase is in place until the end of 2009 and is not covered by deposit insurance premiums paid by the banking industry.

The EESA followed, and has been followed by, numerous actions by the Federal Reserve, the U.S. Congress, Treasury, the FDIC, the SEC and others to address the current liquidity and credit crisis that has followed the sub-prime meltdown that commenced in 2007.  These measures include homeowner relief that encourage loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. The purpose of these legislative and regulatory actions is to stabilize the U.S. banking system. The EESA and the other regulatory initiatives described above may not have their desired effects.  If the volatility in the markets continues and economic conditions fail to improve or worsen, our business, financial condition and results of operations could be materially and adversely affected.

Current levels of market volatility are unprecedented.

The capital and credit markets have been experiencing volatility and disruption for more than a year. In recent months, the volatility and disruption has reached unprecedented levels.  In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

Since our business is primarily concentrated in the southcentral Kentucky area, a downturn in the local economy may adversely affect our business.

Our lending and deposit gathering activities have been historically concentrated primarily in the southcentral Kentucky area and our success depends on the general economic condition of the area. Although we believe the economy in our local communities has been favorable, we do not know whether these conditions will continue.  Adverse changes in the regional and general economic conditions could reduce our growth rate, impair our ability to collect loans, increase loan delinquencies, increase problem assets and foreclosure, increase claims and lawsuits, decrease the demand for the Bank’s products and services, and decrease the value of collateral for loans, especially real estate, thereby having a material adverse effect on our financial condition and results of operations.

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.

Lending money is a substantial part of our business. However, every loan we make carries a certain risk of non-payment. This risk is affected by, among other things:

•	cash flow of the borrower and/or the project being financed;

•	in the case of a collateralized loan, the changes and uncertainties as to the future value of the collateral;

•	the credit history of a particular borrower;

•	changes in economic and industry conditions; and

•	the duration of the loan.

We maintain an allowance for loan losses that we believe is a reasonable estimate of known and inherent losses within the loan portfolio. We make various assumptions and judgments about the collectibility of our loan portfolio. Through a periodic review and consideration of the loan portfolio, management determines the amount of the allowance for loan losses by considering general market conditions, credit quality of the loan portfolio, the collateral supporting the loans and performance of customers relative to their financial obligations with us. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, which may be beyond our control, and these losses may exceed current estimates. Growing loan portfolios are, by their nature, unseasoned. As a result, estimating loan loss allowances for growing portfolios is more difficult, and may be more susceptible to changes in estimates, and to losses exceeding estimates, than more seasoned portfolios. We cannot fully predict the amount or timing of losses or whether the loss allowance will be adequate in the future. Excessive loan losses and significant additions to our allowance for loan losses could have a material adverse impact on our financial condition and results of operations.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities might have a material adverse effect on our financial condition and results of operations.

Our loan portfolio possesses increased risk due to our relatively high concentration of loans collateralized by real estate.

Approximately 65.7% of our loan portfolio as of September 30, 2008 was comprised of loans collateralized by real estate. An adverse change in the economy affecting values of real estate generally or in our primary market specifically could significantly impair the value of our collateral and our ability to sell the collateral upon foreclosure. The real estate collateral provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. If real estate values decline, it is also more likely that we would be required to increase our allowance for loan losses. If during a period of reduced real estate values we are required to liquidate the collateral securing a loan to satisfy the debt or to increase our allowance for loan losses, it could materially reduce our profitability and adversely affect our financial condition.

Our operations depend upon our continued ability to access Federal Home Loan Bank advances.

Due to the high level of competition for deposits in our market, we utilize a sizable amount of advances from the Federal Home Loan Bank of Cincinnati to help fund our asset base. Federal Home Loan Bank advances may generally be more sensitive to changes in interest rates and volatility in the capital markets than retail deposits attracted through our branch network, and our reliance on these sources of funds increases the sensitivity of our portfolio to these external factors.  At September 30, 2008, we had $21.0 million in Federal Home Loan Bank advances.

Federal Home Loan Bank advances are only available to borrowers that meet certain conditions. If the Bank were to cease meeting these conditions, our access to Federal Home Loan Bank advances could be significantly reduced or eliminated.

We rely on these sources of funds because we believe that generating funds through Federal Home Loan Bank advances in many instances decreases our cost of funds, relative to the cost of generating and retaining retail deposits through our branch network. If our access to Federal Home Loan Bank advances were reduced or eliminated for whatever reason, the resulting decrease in our net interest income or limitation on our ability to fund additional loans would adversely affect our business, financial condition and results of operations.

Certain Federal Home Loan Banks, including Cincinnati, have experienced lower earnings from time to time and paid out lower dividends to its members. Future problems at the Federal Home Loan Banks may impact the collateral necessary to secure borrowings and limit the borrowings extended to its member banks, as well as require additional capital contributions by its member banks. Should this occur, Citizens First’s short term liquidity needs could be negatively impacted. Should Citizens First be restricted from using Federal Home Loan Bank advances due to weakness in the system or with the Federal Home Loan Bank of Cincinnati, Citizens First may be forced to find alternative funding sources. These alternative funding sources may include seeking lines of credit with third party banks or the Federal Reserve Bank, borrowing under repurchase agreement lines, increasing deposit rates to attract additional funds, accessing brokered deposits, or selling certain investment securities categorized as available-for-sale in order to maintain adequate levels of liquidity.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

We face substantial competition in all phases of our operations from a variety of different competitors. Our future growth and success will depend on our ability to compete effectively in this highly competitive environment. To date, we have grown our business by focusing on our geographic market and emphasizing the high level of service and responsiveness desired by our customers. We compete for loans, deposits and other financial services with other commercial banks, thrifts, credit unions, consumer finance companies, insurance companies and brokerage firms. Many of our competitors offer products and services which we do not offer, and many have substantially greater resources, name recognition and market presence that benefit them in attracting business. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, and smaller and newer competitors may also be more aggressive in terms of pricing loan and deposit products than us in order to obtain a larger share of the market. Some of the financial institutions and financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies, federally insured state-chartered banks and national banks and federal savings banks. As a result, these non-bank competitors have certain advantages over us in accessing funding and in providing various services.

We also experience competition from a variety of institutions outside of our market area. Some of these institutions conduct business primarily over the Internet and may thus be able to realize certain cost savings and offer products and services at more favorable rates and with greater convenience to the customer.

Our business may be adversely affected by the highly regulated environment in which we operate, including the various capital adequacy guidelines we are required to meet.

We are subject to extensive federal and state legislation, regulation, examination and supervision. Recently enacted, proposed and future legislation and regulations have had, will continue to have, or may have a material adverse effect on our business and operations. Our success depends on our continued ability to maintain compliance with these regulations. Some of these regulations may increase our costs and thus place other financial institutions in stronger, more favorable competitive positions. We cannot predict what restrictions may be imposed upon us with future legislation. See “Item 1.-Description of Business-Supervision and Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated herein by reference.  See “Where You Can Find More Information.”

We and the Bank are required to meet certain regulatory capital adequacy guidelines and other regulatory requirements imposed by the FRB, the FDIC and the Kentucky Department of Financial Institutions. If we or the Bank fail to meet these minimum capital guidelines and other regulatory requirements, our financial condition and results of operations could be materially and adversely affected. See ““Item 1.-Description of Business-Supervision and Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated herein by reference, for descriptions of the capital guidelines applicable to us and the Bank.  See “Where You Can Find More Information.”

We may be adversely affected by interest rate changes.

Our earnings are largely dependent upon our net interest income. Net interest income is the difference between interest income earned on interest-earning assets such as loans and securities and interest expense paid on interest-bearing liabilities such as deposits and borrowed funds. Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies, in particular, the Federal Reserve. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and securities and the amount of interest we pay on deposits and borrowings, but such changes could also affect (i) our ability to originate loans and obtain deposits, (ii) the fair value of our financial assets and liabilities, and (iii) the average duration of our loan and mortgage-backed securities portfolios. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, our net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings.

We generally seek to maintain a neutral position in terms of the volume of assets and liabilities that mature or re-price during any period. As such, Citizens First has adopted asset and liability management strategies to attempt to minimize the potential adverse effects of changes in interest rates on net interest income, primarily by altering the mix and maturity of loans, investments and funding sources, so that it may reasonably maintain its net interest income and net interest margin. However, interest rate fluctuations, the level and shape of the interest rate yield curve, loan prepayments, loan production and deposit flows are constantly changing and influence the ability to maintain a neutral position. Accordingly, we may not be successful in maintaining a neutral position and, as a result, our net interest margin may be adversely impacted.

We may elect or be compelled to seek additional capital in the future, but that capital may not be available when it is needed.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations.  In addition, we may elect to raise additional capital to support our business or to finance acquisitions, if any, or we may otherwise elect or be required to raise additional capital.  In that regard, a number of financial institutions have recently raised considerable amounts of capital in response to a deterioration in their results of operations and financial condition arising from the turmoil in the mortgage loan market, deteriorating economic conditions, declines in real estate values and other factors.  Should we be required by regulatory authorities to raise additional capital, we may seek to do so through the issuance of, among other things, our common stock or preferred stock.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed or on terms acceptable to us. If we cannot raise additional capital when needed, it may have a material adverse effect on our financial condition, results of operations and prospects.

Our exposure to operational risks may adversely affect us.

Similar to other financial institutions, we are exposed to many types of operational risk, including reputational risk, legal and compliance risk, the risk of fraud or theft by employees or outsiders, the risk that sensitive customer or company data is compromised, unauthorized transactions by employees or operational errors, including clerical or record-keeping errors. If any of these risks occur, it could result in material adverse consequences for us.

We continually encounter technological change, and we may have fewer resources than many of our competitors to continue to invest in technological improvements.

The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our clients by using technology to provide products and services that will satisfy client demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our clients.

As a service to our clients, we currently offer an Internet PC banking product. Use of this service involves the transmission of confidential information over public networks. We cannot be sure that advances in computer capabilities, new discoveries in the field of cryptography or other developments will not result in a compromise or breach in the commercially available encryption and authentication technology that we use to protect our clients' transaction data. If we were to experience such a breach or compromise, we could suffer losses and our operations could be adversely affected.

Our accounting policies and methods impact how we report our financial condition and results of operations. Application of these policies and methods may require management to make estimates about matters that are uncertain.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Our management must exercise judgment in selecting and applying many of these accounting policies and methods so they comply with U.S. generally accepted accounting principles and reflect management’s judgment of the most appropriate manner to report our financial condition and results of operations. In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which might be reasonable under the circumstances yet might result in our reporting materially different amounts than would have been reported under a different alternative. For a description of our significant accounting policies, see Note 1 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated herein by reference.  See “Where You Can Find More Information.” These accounting policies are critical to presenting our financial condition and results of operations. They may require management to make difficult, subjective or complex judgments about matters that are uncertain. Materially different amounts could be reported under different conditions or using different assumptions.

Changes in accounting standards could materially impact our consolidated financial statements.

The accounting standard setters, including the Financial Accounting Standards Board, SEC and other regulatory bodies, from time to time may change the financial accounting and reporting standards that govern the preparation of our consolidated financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in changes to previously reported financial results, or a cumulative charge to retained earnings.

Our internal controls may be ineffective.

We regularly review and update our internal controls, disclosure controls and procedures and corporate governance policies and procedures. As a result, we may incur increased costs to maintain and improve our controls and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls or procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations or financial condition.

We rely on dividends from the Bank for substantially all of our revenue.

Citizens First Corporation receives substantially all of its revenue as dividends from the Bank.  Federal and state regulations limit the amount of dividends that the Bank may pay to Citizens First.  In the event the Bank becomes unable to pay dividends to Citizens First, Citizens First may not be able to service its debt, pay its other obligations or pay dividends on the Series A preferred stock or our common stock.  Accordingly, our inability to receive dividends from the Bank could also have a material adverse effect on our business, financial condition and results of operations and the value of your investment in the Series A preferred stock or our common stock.

Risks Relating to Both the Series A Preferred Stock and Our Common Stock

The Series A preferred stock is equity and is subordinate to all of our existing and future indebtedness; regulatory and contractual restrictions may limit or prevent us from paying dividends on the Series A preferred stock and our common stock; and the Series A preferred stock places no limitations on the amount of indebtedness we  may incur in the future.

Shares of the Series A preferred stock are equity interests in Citizens First and do not constitute indebtedness. As such, the Series A preferred stock, like our common stock, ranks junior to all indebtedness and other non-equity claims on Citizens First with respect to assets available to satisfy claims on Citizens First, including in a liquidation of Citizens First.  Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series A preferred stock, as with our common stock, (1) dividends are payable only when, as and if authorized and declared by, our Board of Directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our Board of Directors deems relevant, and (2) as a Kentucky corporation, under Kentucky law we are subject to restrictions on payments of dividends out of lawfully available funds.

Citizens First is an entity separate and distinct from its principal subsidiary, Citizens First Bank, and derives substantially all of its revenue in the form of dividends from that subsidiary.  Accordingly, Citizens First is and will be dependent upon dividends from the Bank to pay the principal of and interest on its indebtedness, to satisfy its other cash needs and to pay dividends on the Series A preferred stock, its existing preferred stock and its common stock.  The Bank’s ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements.  In the event the Bank is unable to pay dividends to Citizens First, we may not be able to pay dividends on our common stock or the Series A preferred stock.  See Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. Also, Citizens First’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.

 We are also subject to certain contractual restrictions that could prohibit us from declaring or paying dividends or making liquidation payments on our common stock or the Series A preferred stock.  See “—If we defer payments of interest on our outstanding junior subordinated debt securities or if certain defaults relating to those debt securities occur, we will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, the Series A preferred stock” and “—Risks Specific to the Common Stock-The securities purchase agreement between us and Treasury limits our ability to pay dividends on and repurchase our common stock” below.

In addition, the Series A preferred stock does not limit the amount of debt or other obligations we or the Bank may incur in the future. Accordingly, we may incur substantial amounts of additional debt and other obligations that will rank senior to the Series A preferred stock or to which the Series A preferred stock will be structurally subordinated.

If we defer payments of interest on our outstanding junior subordinated debt securities or if certain defaults relating to those debt securities occur, we will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, the Series A preferred stock and our common stock.

As of September 30, 2008, we had outstanding $5.0 million aggregate principal amount of junior subordinated debt securities issued in connection with the sale of trust preferred securities. We have also guaranteed those trust preferred securities.  The indenture under which the securities were issued, together with the related guarantee, prohibits us, subject to limited exceptions, from declaring or paying any dividends or distributions on, or redeeming, repurchasing, acquiring or making any liquidation payments with respect to, any of our capital stock (including the Series A preferred stock and our common stock) at any time when (i) there shall have occurred and be continuing an event of default under the indenture or any event, act or condition that with notice or lapse of time or both would constitute an event of default under the indenture; or (ii) we are in default with respect to payment of any obligations under the related guarantee; or (iii) we have deferred payment of interest on the junior subordinated debt securities outstanding under that indenture. In that regard, we are entitled, at our option but subject to certain conditions, to defer payments of interest on the junior subordinated debt securities from time to time for up to five years.

Events of default under the indenture generally consist of our failure to pay interest on the junior subordinated debt securities outstanding under certain circumstances, our failure to pay any principal of or premium on such junior subordinated debt securities when due, our failure to comply with certain covenants under the indenture, and certain events of bankruptcy, insolvency or liquidation relating to us or Citizens First Bank.

As a result of these provisions, if we were to elect to defer payments of interest on the junior subordinated debt securities, or if any of the other events described in clause (i) or (ii) of the first paragraph of this risk factor were to occur, we would be prohibited from declaring or paying any dividends on the Series A preferred stock and our common stock, from redeeming, repurchasing or otherwise acquiring any of the Series A preferred stock or our common stock, and from making any payments to holders of the Series A preferred stock or our common stock in the event of our liquidation, which would likely have a material adverse effect on the market value of the Series A preferred stock and our common stock.  Moreover, without notice to or consent from the holders of the Series A preferred stock or our common stock, we may issue additional series of junior subordinated debt securities in the future with terms similar to those of our existing junior subordinated debt securities or enter into other financing agreements that limit our ability to purchase or to pay dividends or distributions on our capital stock, including our common stock.

The prices of the Series A preferred stock and our common stock may fluctuate significantly, and this may make it difficult for you to resell the Series A preferred stock and/or common stock when you want or at prices you find attractive.

There currently is no market for the Series A preferred stock, and we cannot predict how the Series A preferred stock or our common stock will trade in the future. The market value of the Series A preferred stock and our common stock will likely continue to fluctuate in response to a number of factors, most of which are beyond our control.

The market value of the Series A preferred stock and our common stock may also be affected by conditions affecting the financial markets in general, including price and trading fluctuations. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, the Series A preferred stock and our common stock and (ii) sales of substantial amounts of the Series A preferred stock or our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market value of the Series A preferred stock and our common stock.

There may be future sales of additional common stock or preferred stock or other dilution of our equity, which may adversely affect the market price of our common stock or the Series A preferred stock.

We are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market value of our common stock or the Series A preferred stock could decline as a result of sales by us of a large number of shares of common stock or preferred stock or similar securities in the market or the perception that such sales could occur.

Anti-takeover provisions could negatively impact our stockholders.

Provisions in our articles of incorporation and bylaws, the corporate law of the State of Kentucky and federal regulations could delay or prevent a third party from acquiring us, despite the possible benefit to our stockholders, or otherwise adversely affect the market price of any class of our equity securities, including our common stock and the Series A preferred stock.  These provisions include:  the election of directors to staggered terms of three years; advance notice requirements for nominations for election to our Board of Directors and for proposing matters that stockholders may act on at stockholder meetings.”  In addition, because we are a bank holding company, purchasers of 10% or more of our common stock may be required to obtain approvals under the Change in Bank Control Act of 1978, as amended, or the Bank Holding Company Act of 1956, as amended (and in certain cases such approvals may be required at a lesser percentage of ownership).  Specifically, under regulations adopted by the Federal Reserve, (a) any other bank holding company may be required to obtain the approval of the Federal Reserve to acquire or retain 5% or more of our common stock and (b) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve to acquire or retain 10% or more of our common stock.

These provisions may discourage potential takeover attempts, discourage bids for our common stock at a premium over market price or adversely affect the market price of, and the voting and other rights of the holders of, our common stock.  These provisions could also discourage proxy contests and make it more difficult for holders of our common stock to elect directors other than the candidates nominated by our Board of Directors.

Risks Specific to the Series A Preferred Stock

An active trading market for the Series A preferred stock may not develop.

The Series A preferred stock is not currently listed on any securities exchange and we do not anticipate listing the Series A preferred stock on an exchange unless we are requested to do so by Treasury pursuant to the securities purchase agreement between us and Treasury.  There can be no assurance that an active trading market for the Series A preferred stock will develop, or, if developed, that an active trading market will be maintained.  If an active market is not developed or sustained, the market value and liquidity of the Series A preferred stock may be adversely affected.

The Series A preferred stock may be junior in rights and preferences to our future preferred stock.

Subject to approval by the holders of at least 66 2/3% of the shares of Series A preferred stock then outstanding, voting together as a separate class, we may issue preferred stock in the future the terms of which are expressly senior to the Series A preferred stock. The terms of any such future preferred stock expressly senior to the Series A preferred stock may restrict dividend payments on the Series A preferred stock. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Series A preferred stock have been paid for the relevant periods, no dividends will be paid on the Series A preferred stock, and no shares of the Series A preferred stock may be repurchased, redeemed, or otherwise acquired by us.  This could result in dividends on the Series A preferred stock not being paid when contemplated.  In addition, in the event of our liquidation, dissolution or winding-up, the terms of the senior preferred stock may prohibit us from making payments on the Series A preferred stock until all amounts due to holders of the senior preferred stock in such circumstances are paid in full.

Holders of the Series A preferred stock have limited voting rights.

Until and unless we are in arrears on our dividend payments on the Series A preferred stock for six dividend periods, whether or not consecutive, the holders of the Series A preferred stock will have no voting rights except with respect to certain fundamental changes in the terms of the Series A preferred stock and certain other matters and except as may be required by Kentucky law. If dividends on the Series A preferred stock are not paid in full for six dividend periods, whether or not consecutive, the total number of positions on the Citizens First Corporation Board of Directors will automatically increase by two and the holders of the Series A preferred stock, acting as a class with any other parity securities having similar voting rights, will have the right to elect two individuals to serve in the new director positions. This right and the terms of such directors will end when we have paid in full all accrued and unpaid dividends for all past dividend periods.  See “Description of Series A Preferred Stock—Voting Rights.”  Based on the current number of members of the Citizens First Corporation Board of Directors (twelve), directors elected by the holders of the common stock would have a controlling majority of the Board and would be able to take any action approved by them notwithstanding any objection by the directors elected by the holders of the Series A preferred stock.

If we are unable to redeem the Series A preferred stock after five years, the cost of this capital to us will increase substantially.

If we are unable to redeem the Series A preferred stock prior to December 19, 2013, the cost of this capital to us will increase substantially on that date, from 5.0% per annum (approximately $439,000 annually) to 9.0% per annum (approximately $790,000 annually).  See “Description of Series A Preferred Stock—Redemption.”  Depending on our financial condition at the time, this increase in the annual dividend rate on the Series A preferred stock could have a material negative effect on our liquidity.

Risks Specific to the Common Stock

The securities purchase agreement between us and Treasury limits our ability to pay dividends on and repurchase our common stock.

The securities purchase agreement between us and Treasury provides that prior to the earlier of (i) December 19, 2011 and (ii) the date on which all of the shares of the Series A preferred stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of Treasury, (a) increase the cash dividend on our common stock or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock other than the Series A preferred stock.  In addition, we are unable to pay any dividends on our common stock unless we are current in our dividend payments on the Series A preferred stock.  These restrictions, together with the potentially dilutive impact of the warrant described in the next risk factor, could have a negative effect on the value of our common stock.   Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our Board of Directors.

The Series A preferred stock impacts net income available to our common stockholders and earnings per common share, and the warrant we issued to Treasury may be dilutive to holders of our common stock.

The dividends declared on the Series A preferred stock will reduce the net income available to common stockholders and our earnings per common share.  The Series A preferred stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of Citizens First Corporation. Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the warrant we issued to Treasury in conjunction with the sale to Treasury of the Series A preferred stock is exercised.  The shares of common stock underlying the warrant represent approximately 11.4% of the shares of our common stock outstanding as of December 31, 2008 (including the shares issuable upon exercise of the warrant in total shares outstanding).  Although Treasury has agreed not to vote any of the shares of common stock it receives upon exercise of the warrant, a transferee of any portion of the warrant or of any shares of common stock acquired upon exercise of the warrant is not bound by this restriction.

Trading in shares of our common stock is limited and the price of our common stock due to this limited trading market may be more volatile in the future.

Our common stock is thinly traded.  Thinly traded stock can be more volatile than stock trading in an active public market.  We cannot predict the extent to which an active public market for our common stock will develop or be sustained.  In recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies have experienced wide price fluctuations that have not necessarily been related to their operating performance.  Therefore, our shareholders may not be able to sell their shares at the volumes, prices, or times that they desire.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the selling security holders.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

Our consolidated ratios of earnings to fixed charges and preferred dividends for each of the periods presented are as follows:

The following table sets forth the consolidated ratio of earnings to combined fixed charges and preferred stock dividends:

	For the Nine Months Ended September 30,		For the Years Ended December 31,

	2008	2007	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges and preferred dividends (1):
Including deposit interest	1.08x	1.14x	1.08x	1.39x	1.63x	1.51x	.84x(2)
Excluding deposit interest	1.42x	2.05x	1.59x	2.71x	3.11x	3.39x	(.14)x(2)

(1) Ratios were derived from our quarterly reports on Form 10-Q for the nine months ended September 30, 2008 and 2007 and from our annual reports on Form 10-K for the years ended December 31, 2007, December 31, 2006, December 31, 2005, December 31, 2004 and December 31, 2003.

(2) The dollar amount of the deficiency resulting in the less than one-to-one coverage is $456,000.

DESCRIPTION OF SERIES A PREFERRED STOCK

The following is a brief description of the terms of the Series A preferred stock that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our amended and restated articles of incorporation, as amended, including the articles of amendment and related certificate of designation with respect to the Series A preferred stock, copies of which have been filed with the SEC and are also available upon request from us.

General

Under our amended and restated articles of incorporation, as amended, we have authority to issue up to 500 shares of preferred stock, no par value per share. Of such number of shares of preferred stock, 250 shares have been designated as Series A preferred stock, all of which shares of Series A preferred stock were issued to the initial selling securityholder in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of Series A preferred stock are validly issued, fully paid and nonassessable. We have also issued and outstanding 250 shares of

Cumulative Perpetual Preferred Stock having a liquidation preference of $31,992 per share, which shares rank on a parity with the Series A preferred stock.

Dividends Payable On Shares of Series A Preferred Stock

Holders of shares of Series A preferred stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $35,116 per share of Series A preferred stock with respect to each dividend period from December 19, 2008 to, but excluding, December 19, 2013. From and after December 19, 2013, holders of shares of Series A preferred stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $35,116 per share of Series A preferred stock with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A preferred stock are payable to holders of record of shares of Series A preferred stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the Series A preferred stock, we are required to provide written notice to the holders of shares of Series A preferred stock prior to the applicable dividend payment date.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System, or the Federal Reserve Board, is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Kentucky state laws relating to the payment of dividends.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A preferred stock will rank:

•	senior to our common stock and all other equity securities designated as ranking junior to the Series A preferred stock; and

•
at least equally with all other equity securities designated as ranking on a parity with the Series A preferred stock, or parity stock, including shares of our Cumulative Perpetual Preferred Stock (of which, as of the date of this prospectus, 250 shares are designated and issued), with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of Citizens First.

So long as any shares of Series A preferred stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on Citizens First’s common stock or other junior stock, other than a dividend payable solely in common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series A preferred stock for all prior dividend periods, other than:

•
purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•
 purchases or other acquisitions by broker-dealer subsidiaries, if any,  of Citizens First solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•
purchases or other acquisitions by broker-dealer subsidiaries of Citizens First for resale pursuant to an offering by Citizens First of our stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•
acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not Citizens First or a subsidiary of Citizens First, including as trustee or custodian; and

•
the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 19, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

If we repurchase shares of Series A preferred stock from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of the Series A preferred stock then held by the initial selling securityholder.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series A preferred stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series A preferred stock), with respect to the Series A preferred stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series A preferred stock from time to time out of any funds legally available for such payment, and the Series A preferred stock shall not be entitled to participate in any such dividend.

Redemption

The Series A preferred stock may not be redeemed prior to February 15, 2012 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $2,194,750, which equals 25% of the aggregate liquidation amount of the Series A preferred stock on the date of issuance. In such a case, we may redeem the Series A preferred stock, subject to the approval of Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, to persons other than Citizens First or its subsidiaries after December 19, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of Citizens First at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

After February 15, 2012, the Series A preferred stock may be redeemed at any time, subject to the approval of the Federal Reserve Board, in whole or in part, subject to notice as described below.

In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The Series A preferred stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A preferred stock have no right to require the redemption or repurchase of the Series A preferred stock.

If fewer than all of the outstanding shares of Series A preferred stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series A preferred stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

We will mail notice of any redemption of Series A preferred stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A preferred stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series A preferred stock designated for redemption will not affect the redemption of any other Series A preferred stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A preferred stock are to be redeemed, and the number of shares of Series A preferred stock to be redeemed (and, if less than all shares of Series A preferred stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of Series A preferred stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A preferred stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $35,116 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A preferred stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A preferred stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A preferred stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A preferred stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A preferred stock has been paid in full to all holders of Series A preferred stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series A preferred stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Series A preferred stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series A preferred stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of Series A preferred stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirements of the Nasdaq (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series A preferred stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of Citizens First will be reduced by the number of preferred stock directors that the holders of Series A preferred stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series A preferred stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares Series A preferred stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights. So long as any shares of Series A preferred stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our articles of organization, the vote or consent of the holders of at least 66-2/3% of the shares of Series A preferred stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•       any amendment or alteration of our articles of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A preferred stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of Citizens First;

•       any amendment, alteration or repeal of any provision of the certificate of designations for the Series A preferred stock so as to adversely affect the rights, preferences, privileges or voting powers of the Series A preferred stock; or

•       any consummation of a binding share exchange or reclassification involving the Series A preferred stock or of a merger or consolidation of Citizens First with another entity, unless the shares of Series A preferred stock remain outstanding following any such transaction or, if Citizens First is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series A preferred stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A preferred stock, taken as a whole.

To the extent of the voting rights of the Series A preferred stock, each holder of Series A preferred stock will have one vote for each $35,116 of liquidation preference to which such holder’s shares of Series A preferred stock are entitled.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A preferred stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A preferred stock to effect the redemption.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a brief description of the terms of the warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Shares of Common Stock Subject to the Warrant

The warrant is initially exercisable for 254,218 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $8,779,000, which is equal to 100% of the aggregate liquidation preference of the Series A preferred stock, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 127,109 shares. The number of shares subject to the warrant are subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the warrant is $5.18 per share of common stock for which the warrant may be exercised. The warrant may be exercised at any time on or before December 19, 2018 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may be paid either by the withholding by Citizens First of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the warrant with the Nasdaq Global Market.

Rights as a Shareholder

The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.

Transferability

The initial selling securityholder may not transfer a portion of the warrant with respect to more than 127,109 shares of common stock until the earlier of the date on which Citizens First has received aggregate gross proceeds from a qualified equity offering of at least $8,779,000 and December 31, 2009. The warrant, and all rights under the warrant, are otherwise transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment. Until the earlier of December 19, 2011 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;
•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;
•
in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of December 19, 2008.

Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the warrant will be adjusted to reflect such distribution.

Certain Repurchases. If we effect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving Citizens First and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF COMMON STOCK

General

We have 5,000,000 shares of authorized common stock, no par value per share, of which 1,968,777 shares were outstanding as of December 31, 2008.

Holders of our common stock are entitled to receive dividends if, as and when declared by our board of directors out of any funds legally available for dividends. Holders of our common stock are also entitled, upon our liquidation, and after claims of creditors and the preferences of Series A preferred stock, and any other class or series of preferred stock outstanding at the time of liquidation, to receive pro rata our net assets. We pay dividends on our common stock only if we have paid or provided for all dividends on our outstanding series of preferred stock, for the then current period and, in the case of any cumulative preferred stock, all prior periods.

Our Series A preferred stock and oustanding Cumulative Perpetual Preferred Stock have and any other series of preferred stock upon issuance will have, preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution. Our preferred stock also has such other preferences as currently, or as may be, fixed by our board of directors.

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our board of directors has provided, or may provide in the future, with respect to preferred stock or any other class or series of preferred stock that the board of directors may hereafter authorize. Shares of our common stock are not redeemable, and have no subscription, conversion or preemptive rights.

Our common stock is listed on the Nasdaq Global Market. Outstanding shares of our common stock are validly issued, fully paid and non-assessable. Holders of our common stock are not, and will not be, subject to any liability as shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar and Transfer Company.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act. Chapter 286 of the Kentucky Revised Statutes requires any “bank holding company,” as defined in Chapter 286, to obtain prior approval of the department of financial institutions before acquiring control of Citizens First or the Bank.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•
on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the Nasdaq Global Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the Series A preferred stock or the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will  make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Global Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the Series A preferred stock on any securities exchange or for inclusion of the Series A preferred stock in any automated quotation system unless requested by the initial selling shareholder. No assurance can be given as to the liquidity of the trading market, if any, for the Series A preferred stock.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

SELLING SECURITYHOLDERS

On December 19, 2008, we issued the securities covered by this prospectus to the United States Department of Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•	250 shares of series A preferred stock, representing beneficial ownership of 100% of the shares of series A preferred stock outstanding on the date of this prospectus;
•	a warrant to purchase 254,218 shares of our common stock, representing beneficial ownership of approximately 11.4% of our common stock as of December 31, 2008; and
•	254,218 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 11.4% of our common stock as of December 31, 2008.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

Wyatt, Tarrant & Combs, LLP, Louisville, Kentucky, will issue an opinion about the validity of the Series A preferred stock, the warrant and the shares of common stock offered by this prospectus.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB of Citizens First Corporation for the year ended December 31, 2007 have been so incorporated in reliance on the report of Crowe Horwath LLP (formerly known as Crowe Chizek and Company LLC), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus forms a part.  The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.  For further information about us and our securities, you should refer to the registration statement and the exhibits filed with the registration statement.  With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934.  You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. You may obtain information on the operating of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding registrants, like us, that file electronically with the SEC.  The address of that website is www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  Any information so updated or superseded shall not be deemed, except as so updated or superseded, to constitute a part of this prospectus.  We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, between the date of this prospectus and the termination of the offering and also between the date of the initial registration statement and prior to effectiveness of the registration statement, provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of any past or present current report on Form 8-K that we file with the SEC, unless otherwise specified in such report:

1.           Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 and the portions of the Company’s Proxy Statement for the 2008 Annual Shareholders’ Meeting that we incorporated by reference into the 10-KSB;

2.           Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

3.           Current Reports on Form 8-K filed January 10, 2008, February 5, 2008, March 14, 2008, April 17, 2008, July 18, 2008, October 6, 2008, October 24, 2008, December 10, 2008, December 19, 2008, December 22, 2008, December 23, 2008 and December 29, 2008; and

4.           The description of the Company’s Common Stock, no par value, contained in the Company’s Form 8-A dated November 2, 2006, and any amendment or report filed for the purpose of updating such description.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents by writing or telephoning us at the following address:

Citizens First Corporation
1065 Ashley Street, Suite 200
Bowling Green, Kentucky 42103
(270) 393-0700

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance And Distribution.

The following table sets forth an itemized statement of all expenses to be borne by the Company in its registration of the shares registered hereunder. The selling stockholder will be responsible for any and all selling commissions and similar brokerage charges in connection with the sale of the shares registered hereunder. All amounts are estimated, except for the SEC registration fee.

SEC registration fee	$ 396.77
Legal fees and expenses	$10,000.00
Accounting fees and expenses	$10,000.00
Miscellaneous	$ 2,500.00
Total	$22,896.77

Item 15.  Indemnification of Directors and Officers.

Article VIII of the Registrant's Amended and Restated Articles of Incorporation limits the liability of directors of the Registrant pursuant to the Kentucky Business Corporation Act.  Under this Article, directors generally will be personally liable to the Registrant or its shareholders for monetary damages only for transactions involving conflicts of interest or from which a director derives an improper personal benefit, intentional misconduct or violations of law, and unlawful distributions.

The Restated Bylaws of the Registrant require the Registrant to indemnify, and permit the advancement of expenses to, each director, officer, employee or agent of the Registrant, and his executors, administrators or heirs, who was or is made, or is threatened to be made a defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), by reason of the fact that he is or was a director, officer, employee or agent of the Registrant for the costs of such proceeding to the fullest extent expressly permitted or required by the statutes of the Commonwealth of Kentucky and all other applicable law.

The Restated Bylaws of the Registrant further provide for indemnification and advancement of expenses to the aforementioned persons by action of the Board of Directors in such amounts, on such terms and conditions, and based upon such standards of conduct as the Board of Directors may deem to be in the best interests of the Registrant.

The circumstances under which Kentucky law requires or permits a corporation to indemnify its directors, officers, employees and/or agents are set forth at KRS 271B.8-500, et seq.

Generally, under KRS 271B.8-500 et seq., a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

[1]           He conducted himself in good faith; and

[2]           He reasonably believed

(a)            in the case of conduct in his official capacity with the corporation that his conduct was in its best interests; and

(b)           in all other cases, that his conduct was at least not opposed to its best interests.

[3]           In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

A corporation may not indemnify a director:

(1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

(2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

Indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

In addition, we maintain directors' and officers' liability insurance covering certain liabilities which may be incurred by our directors and officers in connection with the performance of their duties.

Item 16.  Exhibits.

Exhibit Description of Document

4.1           Amended and Restated Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form SB-2 (No. 333-103238).

4.2           Articles of Amendment to Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.3 of the Company’s Form 10-QSB for the quarter ended June 30, 2004).

4.3           Articles of Amendment to Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed June 5, 2007).

4.4           Articles of Amendment to Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed December 23, 2008).

4.5           Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3 of the Company’s Current Report on Form 8-K filed October 22, 2007).

4.6           Letter Agreement dated as of December 19, 2008 between the Company and the United States Department of the Treasury (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on December 23, 2008).

4.7           Warrant dated December 19, 2008 to purchase shares of Common Stock (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on December 23, 2008).

5           Opinion of Wyatt, Tarrant & Combs, LLP as to the legality of the securities being registered.

12.1           Statement of ratios of earnings to fixed charges and preferred dividends.

23.1           Consent of Crowe Horwath LLP.

23.2           Consent of Wyatt, Tarrant & Combs, LLP (included in Exhibit 5).

24           Power of Attorney (included on signature page of this Registration Statement).

Item 17.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;  and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for purposes of determining any liability under the Securities Act of 1933,

(i)           If the registrant is relying on Rule 430B:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of the Securities Act;

                       (ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                       (iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)           The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bowling Green, Commonwealth of Kentucky, on January 16, 2009.

CITIZENS FIRST CORPORATION

By    /s/ Mary D. Cohron

    Mary D. Cohron, President and

    Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Ms. Mary D. Cohron and Ms. Dawn Forbes and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this registration statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons on the 16th day of January, 2009 in the capacities indicated:

Signature                                                                Title

/s/ Mary D. Cohron	President, Chief Executive
Mary D. Cohron                                                      Officer (Principal Executive
Officer) and Director

/s/ Dawn Forbes	Executive Vice President and
Dawn Forbes                                                    Principal Financial Officer
(Principal Financial Officer)

/s/ Jack W. Sheidler                                                        Chairman of the Board
Jack W. Sheidler

/s/ Jerry E. Baker                                                         Director
Jerry E. Baker

/s/ Barry D. Bray	Director
Barry D. Bray

/s/ Floyd H. Ellis	Director
Floyd H. Ellis

/s/ John J. Kelly	Director
John J. Kelly

/s/ Sarah G. Grise                                                       Director
Sarah G. Grise

/s/ Christopher B. Guthrie	Director
Christopher B. Guthrie

/s/ Steven W. Newberry	Director
Steven W. Newberry

/s/ John T. Perkins                                                                    Director
John T. Perkins

/s/ Freddie L. Travis                                                                 Director
Freddie L. Travis

/s/ R. Kevin Vance                                                                    Director
R. Kevin Vance

INDEX TO EXHIBITS

EXHIBITS	DESCRIPTION	PAGE
4.1	Amended and Restated Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form SB-2 (No. 333-103238).
4.2	Articles of Amendment to Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.3 of the Company’s Form 10-QSB for the quarter ended June 30, 2004).
4.3	Articles of Amendment to Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed June 5, 2007).
4.4	Articles of Amendment to Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed December 23, 2008).
4.5	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3 of the Company’s Current Report on Form 8-K filed October 22, 2007).
4.6
Letter Agreement dated as of December 19, 2008 between the Company and the United States Department of the Treasury (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on December 23, 2008).

4.7	Warrant dated December 19, 2008 to purchase shares of Common Stock (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on December 23, 2008).
5	Opinion and Consent of Wyatt, Tarrant & Combs, LLP as to the legality of the securities being registered.
12.1	Statement of ratios of earnings to fixed charges and preferred dividends.
23.1	Consent of Crowe Horwath LLP.
23.2	Consent of Wyatt, Tarrant & Combs, LLP (included in Exhibit 5).
24	Power of Attorney (included on the signature page of the Registration Statement).

                                                                        II-9